Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in each of the Prospectuses and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 15, 2013, on the December 31, 2012 financial statements and financial highlights of Principal Variable Contracts Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 84 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).

/s/ Ernst& Young LLP

Chicago, Illinois
April 16, 2013